EXHIBIT 4.3

HEMAGEN DIAGNOSTICS, INC.

2007 STOCK INCENTIVE PLAN

ARTICLE 1
OBJECTIVES

The objectives of this 2007 Stock Incentive Plan (the “Plan”) are to enable HEMAGEN DIAGNOSTICS, INC. (the “Company”) to compete successfully in retaining and attracting key employees of outstanding ability, to stimulate the efforts of such employees toward the Company’s objectives and to encourage the identification of their interests with those of the Company’s shareholders.

ARTICLE 2
DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

2.1   “Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award or Stock Award granted under the Plan.

2.2   “Award Agreement” means a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

2.3   “Board” means the Board of Directors of the Company.

2.4   “Code” means the Internal Revenue Code of 1986, as amended, or any successor legislation.

2.5   “Committee” means a committee designated by the Board of the Company. The Committee shall be comprised of two or more directors, each of whom shall be (1) a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, (2) an “outside director” under Section 162(m) of the Code (“Section 162(m)”) and (3) an “independent director” under rules adopted by the Nasdaq Stock Market, in each case as such rules and sections may be amended, superseded or interpreted hereafter.

2.6   “Common Stock” means the Company’s common stock, no par value.

2.7   “Disability” means a Participant being considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, unless otherwise provided in an Award Agreement.

2.8   “Eligible Employee” means any individual who performs services for the Company or any Subsidiary of the Company and is treated as an “employee” for federal income tax purposes or any individual or firm who performs services for the Company as a consultant.

2.9   “Exchange Act” means the Securities Exchange Act of 1934.

2.10     “Fair Market Value” of a Share as of a given date shall, if the Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”), be the reported closing price for a Share on the date as of which Fair Market Value is to be determined. If Common Stock is not quoted on the OTCBB on the date as of which Fair Market Value is to be determined, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate.

2.11  “Grant Date” means the date designated by the Committee as the date upon which an Award is granted.

2.12  “Incentive Option” means any Stock Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code or any successor provision.

2.13  “Non-Qualified Option” means any Stock Option that is not an Incentive Option.

2.14  “Option Price” or “Exercise Price” means the price per Share at which Common Stock may be purchased upon the exercise of an Option.

2.15  “Participant” means a person to whom an Award has been granted pursuant to this Plan.

2.16  “Restricted Stock Award” means a grant of Shares to an Eligible Employee under Article 7 that are issued subject to such vesting and transfer restrictions as the Committee shall determine and set forth in an Award Agreement.

2.17  “Retirement” means any termination of employment (other than by death or Disability) by an employee who is at least 65 years of age, or 55 years of age with at least ten years of employment with the Company or a Subsidiary of the Company.

2.18  “Share” means one share of the Common Stock.

2.19  “Stock Appreciation Right” means a contractual right granted to an Eligible Employee under ARTICLE 6 entitling such Eligible Employee to receive a payment, representing the difference between the base price per Share of the right and the Fair Market Value of a Share, at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

2.20  “Stock Award” means a grant of Shares to an Eligible Employee under Article 9 that are issued free of transfer restrictions and forfeiture conditions.

2.21      “Stock Option” or “Option” means the right to purchase Shares granted pursuant to this Plan.

2.22      “Stock Unit Award” means a contractual right granted to an Eligible Employee under Article 8 representing notional unit interests equal in value to a Share to be paid or distributed at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.

2.23  “Subsidiary” has the meaning set forth in Section 424(f) of the Code.

2.24  “Term” means the period beginning on a Grant Date and ending on the expiration date of such Award.

2.25  “Transfer” means sale, assignment, pledge, encumbrance, alienation, attachment, charge or other disposition, whether or not for consideration; and the terms “Transferred” or “Transferable” have corresponding meanings.

ARTICLE 3

ADMINISTRATION, PARTICIPATION AND AWARDS

3.1  The Committee. This Plan shall be administered and interpreted by the Committee.

3.2  Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine, after considering management’s recommendations with respect to Eligible Employees excluding the Company’s executive officers, the Eligible Employees to whom, and the time or times at which, Awards may be granted, the number of Shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. The Committee shall determine the terms and conditions of all Awards granted to Participants. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, provided that no such action shall adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent. The Committee shall also have discretionary authority to interpret the Plan, to make factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Employees, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations and actions by the Committee shall be final, conclusive, and binding upon all parties.

3.3  Delegation of Authority. The Committee shall be permitted to delegate to any appropriate officer or employee of the Company responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

3.4  Designation of Participants. All Eligible Employees are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Employees who are to be granted Awards, the types of Awards to be granted and the number of Shares or rights subject to Awards granted under the Plan. In selecting Eligible Employees to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

ARTICLE 4

SHARES SUBJECT TO PLAN

4.1  Shares. Subject to adjustment as provided in Section 4.2, the number of Shares which may be issued under this Plan shall not exceed One Million Five Hundred Thousand (1,500,000) Shares. Shares issued and sold under the Plan may be either authorized but unissued Shares or Shares held in the Company’s treasury. To the extent that any Award involving the issuance of Shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or is otherwise terminated without an issuance of Shares being made thereunder, the Shares covered thereby will no longer be counted against the foregoing maximum Share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Any Awards or portions thereof that are settled in cash and not in Shares shall not be counted against the foregoing maximum Share limitations.

4.2  Adjustment Provisions. If there shall occur any change with respect to the outstanding Shares by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the Shares, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum number and kind of Shares provided in Section 4.1hereof, (ii) the number and kind of Shares, units or other rights subject to then outstanding Awards, (iii) the exercise or base price for each Share, unit or other right subject to then outstanding Awards, and (iv) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

ARTICLE 5
STOCK OPTIONS

5.1  Grants. Each Option granted shall be designated as either a Non-Qualified Option or an Incentive Option. One or more Stock Options may be granted to any Eligible Employee.

5.2  Incentive Options. Any Option designated by the Committee as an Incentive Option will be subject to the general provisions applicable to all Options granted under the Plan plus the following specific provisions:

   5.2.1  If an Incentive Option is granted to a person who owns, directly or indirectly, stock representing more than 10% of (i) the total combined voting power of all classes of stock of the Company and its Subsidiaries, or (ii) a corporation that owns 50% or more of the total combined voting power of all classes of stock of the Company, then

         5.2.1.1  the Option Price must equal at least 110% of the Fair Market Value on the Grant Date; and

      5.2.1.2  the term of the Option shall not be greater than five years from the Grant Date.

      5.2.2  The aggregate Fair Market Value of Shares, determined at the Grant Date, with respect to which Incentive Options that may become exercisable for the first time during any calendar year under this Plan or any other plan maintained by the Company and its Subsidiaries shall not exceed $100,000 determined in accordance with Section 422(d) of the Code. To the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Options become exercisable for the first time by any individual during any calendar year, under all plans of the Company and its Subsidiaries, exceeds $100,000, such Options shall be treated as Non-Qualified Options.

   5.2.3  Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Option under Section 422 of the Code.

    5.3  Terms of Options. Except as otherwise required by Sections 5.2 and subject to Section 5.5.2 and ARTICLE 11, Options granted under this Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

   5.3.1  The Option Price shall be determined by the Committee at the Grant Date, except that no Incentive Option may be granted for an Option Price less than 100% of Fair Market Value on the Grant Date.

   5.3.2  The Option Term shall be fixed by the Committee, but no Option shall be exercisable more than ten years after its Grant Date.

   5.3.3  An Option shall be exercisable at such time or times and subject to such terms and conditions as shall be specified in the Award Agreement, provided, however, that an Option may not be exercised as to the lesser of 100 Shares at any one time or the total number available for exercise at that time.

   5.3.4  Stock Options shall terminate in accordance with Section 5.5.2.

    5.4  Vesting of Stock Options. The Committee shall, in its discretion, prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable, and may accelerate the vesting or exercisability of any Stock Option at any time. The requirements for vesting and exercisability of a Stock Option may be based on the continued employment of a Participant with the Company or a Subsidiary of the Company for a specified period (or periods) or on the attainment of performance goals established by the Committee in its sole discretion.

    5.5  Exercise of Options. Any Participant entitled to exercise an Option in whole or in part, may do so by delivering a written notice of exercise to the Company at its principal office. The written notice shall specify the number of Shares for which an Option is being exercised and the Grant Date of the Option being exercised and shall be accompanied by full payment in cash or by check of the Option Price for the Shares being purchased and any withholding taxes. In addition, at the discretion of the Committee, either as set forth in an Option Agreement or determined at the time of exercise, the exercise price and withholding taxes may be paid:

   5.5.1  By tender to the Company of Shares owned by the Participant having a Fair Market Value not less than the exercise price (the Committee shall have the discretion to require that the Participant own such shares for six (6) months);

   5.5.2  By the assignment of the proceeds of a sale or loan with respect to some or all of the Shares being acquired upon the exercise of the Option;

   5.5.3  By such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law; or

   5.5.4  By any combination of the methods described above in Sections 5.5.1 to 5.3.3.

    5.6  Limited Transferability of Non-Qualified Options. Except as otherwise provided in Section 13.4, no Stock Option shall be Transferable or exercisable by any person other than the Participant except (i) upon the Participant’s death, in accordance with Sections 5.7.3 and 5.7.5 hereof or (ii) in the case of Non-Qualified Stock Options only, for the Transfer of all or part of the Stock Option to a Participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933), as may be approved by the Committee in its sole and absolute discretion at the time of proposed Transfer. The Transfer of a Non-Qualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time. Subsequent Transfers of a Non-Qualified Stock Option shall be prohibited other than in accordance with Sections 5.7.3, 5.7.4 and 5.7.5 hereof.

      5.7  Termination of Stock Options. All Stock Options issued under this Plan shall terminate as follows:

   5.7.1  During any period of continuous employment or business relationship with the Company or any Subsidiary of the Company, a Stock Option will be terminated only if it is fully exercised or if it has expired by its terms or by the terms of this Plan, including this Section 5.7.1. For purposes of this Plan, any leave of absence approved by the Company or the Subsidiary of the Company shall not be deemed to be a termination of employment.

   5.7.2  If a Participant violates any terms of any written employment, confidentiality or noncompetition agreement between the Company or any Subsidiary of the Company and the Participant, all existing Stock Options granted to such Participant will terminate. In addition, if at the time of such violation such Participant has exercised Stock Options but has not received certificates for the Shares to be issued, the Company may void the Award and its exercise. Any such actions by the Company shall be in addition to any other rights or remedies available to the Company or the Subsidiaries of the Company in such circumstances. In the event Section 5.7.2 and 5.7.4 both apply to a situation, the provisions of Section 5.7.2 shall take precedence over the provisions of Section 5.7.4 and govern the situation.

   5.7.3  If a Participant’s employment by the Company or any Subsidiary of the Company terminates by reason of death, unless otherwise determined by the Committee, all Stock Options shall be fully vested and may thereafter be exercised by the Participant’s beneficiary or legal representative, for a period of one year or such longer period as the Committee may specify at or after grant in all cases other than Incentive Options, or until the expiration of the stated term of such Stock Option, whichever period is shorter.

   5.7.4  If Participant’s employment by the Company or a Subsidiary of the Company terminates by reason of Disability or Retirement, unless otherwise determined by the Committee based upon, among other factors, the Participant’s contributions to, and longevity with, the Company or any Subsidiary, all Stock Options shall terminate (i) on the date which is 90 days after the date of such termination of employment or on the expiration of the stated term of the Stock Option, whatever shall first occur, in the case of a Participant which has been employed by the Company or any of its subsidiaries for ten full years or less, (ii) on the date which is one year after the date of such termination of employment or on the expiration of the stated term of the Stock Option, whichever shall first occur, in the case of a Participant who has been employed by the Company or any of its Subsidiaries for more than ten full years, but less than twenty full years, or (iii) on the date which is two years after the date of termination of employment or on the expiration of the stated term of the Stock Option, whichever shall first occur, in the case of a Participant who has been employed by the Company or any of its Subsidiaries for twenty full years or more.

        5.7.5  Unless otherwise determined by the Committee at or after grant, if a Participant’s employment by the Company or any Subsidiary of the Company terminates for any reason other than death, Disability or Retirement, the Stock Option will terminate immediately on the date of termination of the employment.

      5.8  Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 0 hereof, without the prior approval of the Company’s shareholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of such a Stock Option previously granted under the Plan, or otherwise approve any modification to such a Stock Option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the Nasdaq Stock Market.

      5.9  Awards to Non-Employee Directors. Notwithstanding any other provisions herein, members of the Board of Directors who are not otherwise employees of the Company shall be entitled to receive Awards (other than Incentive Options) in forms and amounts as determined by the Committee in its discretion under this Plan from time to time and at the following times:

    5.9.1  On the date on which a person first becomes a member of the Board of Directors, whether by election or appointment; and

    5.9.2  On the date of re-election by shareholders to the Board of Directors.

    5.9.3  On each annual anniversary of election as a member of the Board of Directors therafter.

ARTICLE 6
STOCK APPRECIATION RIGHTS.

      6.1  Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Employee selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event. Stock Appreciation Rights shall be exercisable or payable at such time or times and upon conditions as may be approved by the Committee, provided that the Committee may accelerate the exercisability or payment of a Stock Appreciation Right at any time.

      6.2  Freestanding Stock Appreciation Rights. A Stock Appreciation Right may be granted without any related Stock Option and may be subject to such vesting and exercisability requirements as specified by the Committee in an Award Agreement. Such vesting and exercisability requirements may be based on the continued service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee, provided that the maximum term of a Stock Appreciation Right shall be ten years from the Grant Date. The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per Share of any such freestanding Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Shares on the Grant Date.

      6.3  Tandem Stock Option/Stock Appreciation Rights. A Stock Appreciation Right may be granted in tandem with a Stock Option, either at the time of grant or at any time thereafter during the term of the Stock Option. A tandem Stock Option/Stock Appreciation Right will entitle the holder to elect, as to all or any portion of the number of Shares subject to such Stock Option/Stock Appreciation Right, to exercise either the Stock Option or the Stock Appreciation Right, resulting in the reduction of the corresponding number of Shares subject to the right so exercised as well as the tandem right not so exercised. A Stock Appreciation Right granted in tandem with a Stock Option hereunder shall have a base price per Share equal to the Exercise Price of the Stock Option, will be vested and exercisable at the same time or times that a related Stock Option is vested and exercisable, and will expire no later than the time at which the related Stock Option expires.

      6.4  Payment of Stock Appreciation Rights.  A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a Share on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of Shares as to which such Stock Appreciation Right is exercised or paid. Subject to the requirements of Section 409A of the Code, payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in Shares valued at their Fair Market Value on the date of exercise or payment, in cash, or in a combination of Shares and cash, subject to applicable tax withholding requirements.

       6.5  Repricing Prohibited.   Subject to the anti-dilution adjustment provisions contained in Section 4.2 hereof, without the prior approval of the Company’s shareholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan, or otherwise approve any modification to such a Stock Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the Nasdaq Stock Market.

ARTICLE 7
RESTRICTED STOCK AWARDS

      7.1  Grant of Restricted Stock Awards.  A Restricted Stock Award may be granted to any Eligible Employee selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.

      7.2  Vesting Requirements.  The restrictions imposed on Shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement, provided that the Committee may accelerate the vesting of a Restricted Stock Award at any time. Such vesting requirements may be based on the continued employment of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the Shares subject to the Award shall be returned to the Company.

      7.3  Restrictions.  Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

      7.4  Rights as Shareholder.  Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a shareholder with respect to the Shares granted to the Participant under a Restricted Stock Award, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant at such times as paid to shareholders generally or at the times of vesting or other payment of the Restricted Stock Award.

      7.5  Section 83(b) Election.  If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Grant Date, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

ARTICLE 8
STOCK UNIT AWARDS

      8.1  Grant of Stock Unit Awards.  A Stock Unit Award may be granted to any Eligible Employee selected by the Committee. The value of each stock unit under a Stock Unit Award is equal to the Fair Market Value of a Share on the applicable date or time period of determination, as specified by the Committee. A Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Stock Unit Award may be granted together with a dividend equivalent right with respect to the Shares subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its discretion.

      8.2  Vesting of Stock Unit Awards.  On the Date of Grant, the Committee shall in its discretion determine any vesting requirements with respect to a Stock Unit Award, which shall be set forth in the Award Agreement, provided that the Committee may accelerate the vesting of a Stock Unit Award at any time. Vesting requirements may be based on the continued employment of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion. A Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date.

8.3  Payment of Stock Unit Awards.  A Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Stock Unit Award may be made, at the discretion of the Committee, in cash or in Shares, or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee.

      8.4  No Rights as Shareholder.  The Participant shall not have any rights as a shareholder with respect to the shares subject to a Stock Unit Award until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement.

ARTICLE 9
STOCK AWARDS

      9.1  Grant of Stock Awards.  A Stock Award may be granted to any Eligible Employee selected by the Committee. A Stock Award may be granted for past services, in lieu of bonus or other cash compensation or for any other valid purpose as determined by the Committee. A Stock Award granted to an Eligible Employee represents Shares that are issued without restrictions on transfer and other incidents of ownership and free of forfeiture conditions, except as otherwise provided in the Plan and the Award Agreement. The Committee may, in connection with any Stock Award, require the payment of a specified purchase price.

      9.2  Rights as Shareholder.  Subject to the foregoing provisions of this ARTICLE 9 and the applicable Award Agreement, upon the issuance of the Shares under a Stock Award the Participant shall have all rights of a shareholder with respect to the Shares, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

ARTICLE 10
EXTRAORDINARY EVENTS

      10.1  In the event of the dissolution or liquidation of the Company or any merger, other than a merger for the purpose of the redomestication of the Company not involving a change in control, consolidation, exchange or other transaction in which the Company is not the surviving corporation or in which the outstanding Shares of the Company are converted into cash, other securities or other property, each outstanding Award shall automatically become fully vested and fully exercisable immediately prior to such event. Thereafter the holder of any Option shall, upon exercise of the Option, receive, in lieu of the stock or other securities and property receivable upon exercise of the Option prior to such transaction, the stock or other securities or property to which such holder would have been entitled upon consummation of such transaction if such holder had exercised such Option immediately prior to such transaction.

      10.2  All outstanding Awards shall become fully vested and immediately exercisable in full if a change in control of the Company occurs. For purposes of this Agreement, a “change in control of the Company” shall be deemed to have occurred if:

        10.21  there occurs an event or series of events by which any person or group of persons become the “beneficial owners” as defined in Rule 13d-3 under the Exchange Act of at least 40% of the Common Stock; or

        10.2.2  during any period of one year after January 1, 2007, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

ARTICLE 11
FORFEITURE EVENTS

      11.1  General. In addition to the termination provisions applicable to Stock Options as provided in Section 5.5.2, the Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to termination, reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company.

      11.2  Termination for Cause. Unless otherwise provided by the Committee and set forth in an Award Agreement, if a Participant’s employment with the Company or any Subsidiary of the Company shall be terminated for cause, the Company may, in its sole discretion, immediately terminate such Participant’s right to any further payments, vesting or exercisability with respect to any Award in its entirety. In the event a Participant is party to an employment (or similar) agreement with the Company or any Subsidiary of the Company that defines the term “cause,” such definition shall apply for purposes of the Plan. The Company shall have the power to determine whether the Participant has been terminated for cause and the date upon which such termination for cause occurs. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s employment for cause, the Company may suspend the Participant’s rights to exercise any options, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act has been committed which could constitute the basis for a termination for “cause” as provided in this Section 11.2.

ARTICLE 12
TERMINATION OR AMENDMENT OF THIS PLAN

      12.1  The Board may at any time amend, suspend, or terminate the Plan; provided, however, that no amendments by the Board shall, without further approval of the shareholders of the Company:

           12.1.1  Change the definition of Eligible Employees;

           12.1.2  Except as provided in ARTICLE 4 hereof, increase the number of Shares which may be subject to Awards granted under the Plan; or increase the maximum number of Shares with respect to which Awards may be granted to any Participant during any fiscal year;

      12.1.3  Cause the Plan or any Award granted under the Plan that would otherwise meet the conditions for exclusion of application of the $1 million deduction limitation imposed by Section 162(m) of the Code to fail to meet such conditions;

      12.1.4  Cause any Option granted as an Incentive Stock Option to fail to qualify as an “Incentive Stock Option” as defined by Section 422 of the Code; or

      12.1.5  Where, as determined by the Board, the approval by the shareholders may be necessary or advisable for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the Nasdaq Stock Market or other exchange or market or for any other purpose, amendments to the Plan shall be approved by the shareholders.

      12.2  No amendment or termination of the Plan shall impair any Award granted under the Plan without the consent of the holder thereof.

      12.3  This Plan shall continue in effect until the expiration of all Awards granted under the Plan unless terminated earlier in accordance with this ARTICLE 12; provided, however, that it shall otherwise terminate and no options shall be granted after ten (10) years from the date on which this Plan became effective.

ARTICLE 13
GENERAL PROVISIONS

      13.1  Shareholder Approval. This Plan shall become effective following its adoption by the Board and its approval by the Company’s shareholders on the date of the 2007 Annual Meeting of Shareholders.

      13.2  Award Agreements. An Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of Shares, units or rights subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of employment under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time.

      13.3  Deferrals. The Committee may permit recipients of Awards to defer the distribution of all or part of any Award in accordance with such terms and conditions as the Committee shall establish.

      13.4  Transfer; Assignment. Except as otherwise provided in Sections 5.6, 5.7.3, 5.7.4 and 5.7.5 hereof solely with respect to Options and except as otherwise provided below, Awards under the Plan shall not be Transferable by the Participant or exercisable by any person other than the Participant, and Awards under the Plan shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge:

      13.4.1  During the lifetime of a Participant, an Award is not transferable voluntarily or by operation of law and may be exercised only by such individual;

      13.4.2  Upon the death of a Participant, an Award may be transferred to the beneficiaries or heirs of the Participant will or by will or the laws of descent and distribution;

      13.4.3  An Award may be transferred pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA.

Notwithstanding the above, the Committee may, with respect to particular Awards, establish or modify the terms of the Award to allow the Award to be transferred at the request of a Participant to trusts established by a Participant or as to which a Participant is a grantor or to lineal descendants of a Participant or otherwise for personal and tax planning purposes of a Participant. If the Committee allows such transfer, such Awards shall not be exercisable for a period of six months following the action of the Committee

      13.5  Securities Laws. No Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the Shares are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

      13.6  No Right to Continued Employment. Neither the establishment of the Plan nor the granting of any Award hereunder shall confer upon any Eligible Employee any right to continue in the employ of the Company or any Subsidiary of the Company, or interfere in any way with the right of the Company or any Subsidiary of the Company to terminate such employment at any time.

      13.7  No Rights as Shareholder. Except as otherwise provided in Section 7.4, Participant shall have no rights as a holder of Shares with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities.

      13.8  Other Plans. The value of, or income arising from, any Awards issued under this Plan shall not be treated as compensation for purposes of any pension, profit sharing, life insurance, disability or other retirement or welfare benefit plan now maintained or hereafter adopted by the Company or any Subsidiary of the Company, unless such plan specifically provides to the contrary.

      13.9  Unfunded Plan. The adoption of the Plan and any reservation of Shares or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

      13.10  Withholding of Taxes. The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

      13.11  Compliance with Section 409A of the Code. Except to the extent specifically provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.

      13.12  Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

      13.13  Liability. No employee of the Company and no member of the Committee or the Board shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award granted hereunder and, to the fullest extent permitted by law, all employees and members of the Committee or the Board shall be indemnified by the Company for any liability and expenses which may occur through any claim or cause of action arising under or in connection with this Plan or any Awards granted under this Plan.

      13.14  Governing Law. This Plan and actions taken in connection with it shall be governed by the laws of Delaware, without regard to the principles of conflict of laws.

As adopted by the Board of Directors on March 14, 2007.